Exhibit 99.2
The following table sets forth the base salary levels and target bonus opportunities for the Company’s four most highly compensated executive officers other than the Chairman and Chief Executive Officer for the fiscal year ending June 30, 2007 (“fiscal year 2007”).

Named Executive Officer	Fiscal Year 2007 Base Salary
Lawrence S. Peiros	$525,000
Daniel J. Heinrich	480,000
Laura Stein	465,000
Frank A. Tataseo	450,000
The salaries are effective as of October 1, 2006.
The following table sets forth the target bonus opportunities for these officers under the Company’s Executive Incentive Compensation (“EIC”) Plan for fiscal year 2007.

Fiscal Year 2007
Named Executive Officer	Target Bonus
Lawrence S. Peiros	$551,250
Daniel J. Heinrich	504,000
Laura Stein	465,000
Frank A. Tataseo	472,500
The target opportunities are based upon each individual’s base salary times his or her short term incentive target for fiscal year 2007. Each of the above target bonuses reflects a one-time increased target bonus opportunity of 30% of base salary approved by the Board in May 2006 and disclosed in a Form 8-K filed with the SEC on May 22, 2006. The maximum bonus that may be awarded under the EIC Plan for each executive officer is based on achievement of Earnings Before Income Taxes (EBIT), with 1% of EBIT as the maximum award for the CEO and 0.6% of EBIT as the maximum award for each other executive officer. The Management Development and Compensation Committee has discretion to reduce, but not to increase, awards computed in accordance with these criteria based on an assessment of company financial performance and key strategic measures. The company financial performance is based on earnings per share from continuing operations, net customer sales and working capital as a percentage of sales. The strategic performance is based on an assessment of measures that support the key elements of the Company strategy: building consumer, customer, cost, people, partnership and process capabilities and other key individual strategies. If the corporate financial and strategic performance measures are not met, actual bonuses could be 0.